                          OFFER TO PURCHASE FOR CASH

              ALL OUTSTANDING COMMON SHARES AND PREFERRED SHARES

                                      OF

                     MERIDIAN POINT REALTY TRUST VIII CO.

                                      AT

                          $8.50 NET PER COMMON SHARE

                                      AND

                        $10.00 NET PER PREFERRED SHARE

                                      BY

                           EASTGROUP-MERIDIAN, INC.

                         A WHOLLY-OWNED SUBSIDIARY OF

                          EASTGROUP PROPERTIES, INC.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 1998, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated February 23, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by EastGroup-Meridian, Inc., a Missouri corporation (the "Purchaser") and a wholly-owned subsidiary of EastGroup Properties, Inc., a Maryland corporation ("EastGroup"), to purchase all of the outstanding common shares par value $0.001 per share (the "Common Shares"), and all of the outstanding preferred shares, par value $0.001 per share (the "Preferred Shares") (collectively, the Common Shares and the Preferred Shares are referred to herein as the "Shares"), of Meridian Point Realty Trust VIII Co., a Missouri corporation (the "Company"), at a price of $8.50 per Common Share, net to the seller in cash, and $10.00 per Preferred Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 18, 1998, among EastGroup, the Purchaser and the Company (the "Merger Agreement").

  WE ARE THE HOLDER OF RECORD OF SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

  Your attention is directed to the following:

    1. The tender price is $8.50 per Common Share, net to you in cash and $10.00 per Preferred Share, net to you in cash.

    2. THE BOARD OF TRUSTEES OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, March 20, 1998, unless the Offer is extended.

    4. The Offer is being made for all of the outstanding Shares. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares and Preferred Shares that, when added to the Preferred Shares beneficially owned by EastGroup on the date of the Merger Agreement, will constitute two-thirds of the total number of shares of the capital stock of the Company entitled to vote on a merger under the Company's Certificate of Incorporation, as amended, and the Missouri General and Business Corporation Law.

    5. Shareholders who tender Shares will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

  If you wish to have us tender any or all of your Shares, please complete, sign and return the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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

              INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
        FOR CASH ALL OUTSTANDING COMMON SHARES AND PREFERRED SHARES OF
                     MERIDIAN POINT REALTY TRUST VIII CO.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 23, 1998, and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by EastGroup-Meridian, Inc. (the "Purchaser"), a Missouri corporation and a wholly-owned subsidiary of EastGroup Properties, Inc., a Maryland corporation, to purchase all of the outstanding common shares, par value $0.001 per share (the "Common Shares"), and all of the outstanding preferred shares, par value $0.001 per share (the "Preferred Shares") (collectively, the Common Shares and the Preferred Shares are referred to herein as the "Shares") of Meridian Point Realty Trust VIII Co., a Missouri corporation, at a price of $8.50 per Common Share, net to the seller in cash, and $10.00 per Preferred Share, net to the seller in cash.

  This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number and Type of Shares to be Tendered:*

                                          SIGN HERE


                                          Signature(s): _______________________
__________________Common Shares


                                          Please print name(s) and address(es)
_______________Preferred Shares           here:

                                          _____________________________________
                                          _____________________________________
                                          _____________________________________

Account Number:______________________

Area Code and Telephone Number(s):

_____________________________________
_____________________________________

Tax Identification or Social Security Number:

_____________________________________

Dated:          , 1998

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.


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